Exhibit 10.28

GUIDEWIRE SOFTWARE, INC.

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (the “Agreement”) is entered into on May 3, 2007 (“Effective Date”), by and between Guidewire Software, Inc. (“Guidewire”) and the Customer identified below (“Customer”).

This Agreement consists of this signature page, the attached Terms and Conditions, the Exhibits listed below, and any statements of work executed by the parties in accordance with the terms of this Agreement.

Contract Number:

Customer:         MGA Insurance Company, Inc.

Address:     3333 Lee Parkway, Suite 1200, Dallas, Texas 75219

State/Country of Incorporation:     Texas

Exhibits:   A    Insurance, and

                  B    Consulting Overview and Rates.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

Guidewire, Software, Inc.		Customer: MGA Insurance Company, Inc.

By:	/s/ James M. Delvey	By:	/s/ Glenn W. Anderson
Name:	James M. Delvey	Name:	Glenn W. Anderson
	Print Name		Print Name

Title:	CFO	Title:	President and Chief Executive Officer

Date:	May 3, 2007	Date:	May 3, 2007

Address:	2121 El Camino Real, 3rd Floor San Mateo, CA 94403

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TERMS AND CONDITIONS

1.	Definitions.

1.1 “Guidewire Technology” shall mean all information, software and data that constitutes or relates to products or technology of Guidewire or the properties, composition, structure, use or processing thereof, all derivative works thereof, and all related intellectual property rights.

1.2 “Services” shall mean any services performed by Guidewire as specified in the Statement of Work.

1.3 “Work Product” shall mean all tangible and intangible results and items arising out of the Services delivered to Customer by Guidewire under this Agreement, together with all derivative works and all related intellectual property rights.

2.	Services.

2.1 Performance. Guidewire shall use commercially reasonable efforts to perform the Services in accordance with any Statement of Work executed by both parties in accordance with this Agreement (each a “Statement of Work” or “SOW”). Guidewire performs Services as described in the Services methodology overview set forth in Exhibit B to this Agreement. Customer acknowledges that Guidewire’s performance is dependent in part upon Customer’s reasonable assistance and performance of its prerequisite obligations set forth in the Statement of Work. Accordingly, any dates or time periods relevant to Guidewire’s performance will be equitably extended automatically to account for any delays due to failure of Customer to complete any of its prerequisite obligations or to provide such assistance, or due to changes requested by Customer.

2.2 Changes. Changes to any Statement of Work or the Services to be performed thereunder shall become effective only when the parties execute a written change order.

2.3 Additional Statements of Work. If Customer desires to engage Guidewire for additional services that are not included in the initial Statement of Work, the parties shall in good faith negotiate additional Statements of Work, subject to the availability of Guidewire personnel and resources. Upon execution by both parties, each additional Statement of Work shall be deemed a part of this Agreement. Guidewire shall only be obligated to provide Services that are set forth in an executed Statement of Work.

2.4 Nature of Relationship. Guidewire’s relationship with Customer will be that of an independent contractor providing consulting services. Nothing in this Agreement shall be construed to create a partnership, joint venture, principal-agent or employer-employee relationship.

3.	Fees and Payments.

3.1 Fees. Customer agrees to pay Guidewire all fees for Services performed under the applicable Statement of Work (the “Fees”). Guidewire’s current fee structure is set forth in Exhibit B to this Agreement. Guidewire may increase the Fees on an annual basis, provided such annual increases do not exceed the greater of five percent or the corresponding percentage increase in US CPI.

3.2 Expenses. Customer shall reimburse Guidewire for travel and out-of-pocket expenses reasonably incurred in performing the Services as provided in this Section. Guidewire has a Professional Services travel expense policy (“Policy”) that is comprehensive and meets IRS regulations. Under this policy each member of the team submits an expense report, which is approved by the immediate supervisor and reviewed by Guidewire’s financial group for adherence to the Policy. The Policy requires receipts for all expenses above $25. Guidewire will bill Customer for out of pocket expenses incurred by its staff assigned to the project as specified in Exhibit B to this Agreement.

3.3 Payment Terms. Customer agrees to pay all invoices for Fees and expense reimbursement within thirty (30) days from receipt. Customer shall pay a late fee of one percent (1.0%) per month or the highest rate allowed under the law, whichever is lower, on any overdue amounts.

3.4 Taxes. All fees are exclusive of, and Customer is responsible for, applicable federal, state, or local sales, use, excise, export or other applicable taxes, except for taxes on the net income of Guidewire. Guidewire may add any such taxes to the applicable invoice.

4.	Intellectual Property Rights.

4.1 Ownership. Guidewire shall retain all right, title and interest in and to the Guidewire Technology and, unless otherwise expressly agreed in an executed Statement of Work, all Work Product.

4.2 Work Product. Unless otherwise expressly agreed in an executed Statement of Work, Customer is hereby granted a license to use all Work Product in conjunction with Guidewire’s generally –available software licensed by Customer pursuant to the terms of the separate software license agreement between Guidewire and Customer (“License Agreement”) and solely for the internal business purposes of Customer and its corporate affiliates. No right or licenses are granted except as expressly provided in this Agreement.

4.3 Restrictions. Customer shall not (and shall not allow any third party to) (a) decompile, disassemble, or otherwise reverse engineer the Work Product, (b) remove, alter or obscure any product identification, copyright or other notices contained within or on the Work Product, or (c) modify, adapt or create a derivative work of any part of any Work Product.

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5.	Term and Termination.

5.1 Term. The term of the Agreement shall commence on the Effective Date and shall remain in effect until completion of each Statement of Work issued hereunder, unless terminated earlier as provided herein.

5.2 Termination for Cause. Either party may terminate this Agreement or an individual Statement of Work upon thirty (30) days written notice if the other party shall be in breach or default of any material provision of this Agreement or the Statement or Work, unless such breach is cured during such notice period.

5.3 Effect of Termination. In the event of termination of this Agreement, any amounts owed to Guidewire under this Agreement before such termination will be immediately due and payable. Sections 1, 3, 4.1, 4.2 (unless termination is for Customer’s breach), 4.3, 7, 8.3, and 9 through 11 shall survive termination of this Agreement.

6.    Personnel. Customer shall have the right, in its sole reasonable discretion, to require that Guidewire remove individual personnel from performing services under this Agreement to the extent any such individual’s performance fails to meet the requirements of this Agreement or is otherwise reasonably unacceptable. Further, Guidewire shall use reasonable efforts to maintain continuity among its personnel that are providing Services to Customer, and shall use reasonable efforts to give Customer thirty (30) days prior written notice of any change in personnel. In the event of any such personnel removal, Guidewire shall use commercially reasonable efforts to furnish replacement personnel with the requisite skills, training and experience, subject to Customer’s removal rights described above. In compliance with applicable IRS regulations, Guidewire will assign its personnel to a project for a period not to exceed eleven months, unless otherwise agreed by the parties in writing and upon Customer’s agreement to pay any applicable taxes as specified in Exhibit B to this Agreement.

7.	Confidential Information

7.1 Protection of Confidential Information. Each party (“Receiving Party”) agrees to keep confidential and not disclose or use except in performance of its obligations under this Agreement, information related to the other party’s (“Disclosing Party”) technology, finances or business that the Receiving Party learns or obtains in connection with this Agreement (“Confidential Information”). For avoidance of doubt, all Guidewire Technology is the Confidential Information of Guidewire. Neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the other party, except as required by law or in connection with a merger or financing transaction. Each party shall use reasonable precautions to protect the other’s Confidential Information and employ at least those precautions that such party employs to protect its own confidential or proprietary information.

7.2 Exceptions. Confidential Information shall not include information the Receiving Party can document (a) is in or enters (through no improper action or inaction by the Receiving Party or any affiliate, agent or employee) the public domain, or (b) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or (c) was rightfully disclosed to it by another person without restriction, or (d) was independently developed by it by persons without access to such information and without use of any Confidential Information of the Disclosing Party.

7.3 Required Disclosures. Each party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent it is required to be disclosed pursuant to the lawful requirement or request of a governmental entity or agency (including a court order or subpoena), provided that reasonable measures are taken to seek appropriate confidential treatment or a protective order, or to assist the other party to do so.

8.	Representations and Warranties.

8.1 Guidewire hereby represents and warrants to Customer that the Services shall be performed in a professional and workmanlike manner consistent with industry practices.

8.2 Remedy for Breach of Warranty. In the event of a breach of Section 8.1, Customer shall promptly deliver a written notice (a “Notice”) thereof to Guidewire, but not later than thirty (30) days from the date on which such Services were performed or such Work Product was delivered. The Notice shall describe the breach in sufficient detail to allow Guidewire to correct such deficiencies or errors (the “Deficiencies”) or re-perform the services. Within thirty (30) days of receiving the Notice, Guidewire will use reasonable commercial efforts to correct the Deficiencies so that the Services or Work Product substantially conforms to the warranty set forth in Section 8.1, above. If the Services shall not have been performed consistently with the requirements of Section 8.1, any effort spent in correcting the deficiencies or errors will be done at no charge to Customer. In the event that Customer modified the Work Product, then the Customer will be responsible for billable time and expenses as provided for in this Agreement. If Guidewire is unable to remedy the breach of the above warranty in a reasonable period of time after reasonable commercial efforts to do so, Customer may terminate the applicable Statement of Work, in which event, Customer shall be entitled to recover the fees paid to Guidewire for the deficient portion of such Services or Work Product. Section 8.2 shall constitute Customer’s sole and exclusive remedy for breach of Section 8.1.

8.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.1, THE SERVICES AND WORK PRODUCT ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY, AND CUSTOMER’S USE OF THE FOREGOING IS SOLELY AT CUSTOMER’S OWN RISK. Guidewire does not warrant that the Services or Work Product will meet Customer’s requirements or that the Services or Work Product will be error-free. To the fullest extent permissible under applicable law, Guidewire disclaims all representations and warranties, express and implied, concerning or related to this agreement, including, but not limited to, any warranties of merchantability, fitness for a particular purpose.

9.	Limitations of Liability; Disclaimers.

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9.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS ANY FORM OF SPECIAL, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES FROM ANY CAUSES OF ACTION ARISING WITH RESPECT TO THIS AGREEMENT, WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT, STRICT LIABILITY OR OTHERWISE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN NO EVENT WILL GUIDEWIRE BE LIABLE TO CUSTOMER IN AN AMOUNT THAT EXCEEDS THE FEES PAID FOR THE SERVICES OR WORK PRODUCT GIVING RISE TO THE CLAIM UNDER THE APPLICABLE STATEMENT OF WORK.

9.2 The limitations in section 9.1 shall not apply to any breach of confidentiality or breach of the licenses granted under this agreement or with respect to fees owed under section 3.

10.    Force Majeure. Guidewire shall not be liable to Customer or any other person for any delay or failure in the performance of this Agreement or for loss or damage of any nature whatsoever suffered by such party due to disruption or unavailability of communication facilities, utility or Internet service provider failure, acts of war, acts of vandalism, lightning, fire, strike, natural disaster or any other causes beyond Guidewire’s reasonable control.

11.	Other Important Terms.

11.1 Entire Agreement. This Agreement, together with any Exhibits hereto and any Statements of Work executed hereunder, contains the entire agreement of the parties, and supersedes any and all previous agreements with respect to the subject matter hereof, whether oral or written. Any use of purchase orders, invoices, packaging, or other documents that contain pre-printed terms are not a part of this Agreement and are deemed to be for administrative convenience only and the pre-printed terms therein do not modify the terms of this Agreement.

11.2 Severability; Waiver. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision of this Agreement, and the remaining provisions shall continue with the same effect as if such unenforceable or invalid provision had not been included in this Agreement. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the party against whom such modification or waiver will be enforced.

11.3 Binding Nature; Assignment. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Customer without Guidewire’ prior written consent, such consent not to be unreasonably withheld. Guidewire may assign, delegate and/or subcontract any or all of its rights or obligations hereunder.

11.4 Notices. All notices and consents required or permitted to be given under this Agreement shall be in writing to the parties at the addresses designated herein or to such other address as either party may designate to the other by written notice, and shall be effective upon receipt. Written notice shall be made by personal delivery or sent by nationally recognized overnight commercial courier service to the other party.

11.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. Unless waived by Guidewire in writing for the particular instance, the exclusive venue for actions related to the subject matter hereof shall be in the California state and federal courts having within their jurisdiction the location of Guidewire’ principal place of business, and both parties consent to the jurisdiction of such courts. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

11.6 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which together shall constitute one contract.

11.7 Insurance. During the term of any Statement of Work, Guidewire will maintain the insurance policies and coverages set forth in Exhibit A.

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Exhibit A

Insurance

[See attached]

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Exhibit B

Fees and Services Overview

1. Consultant Work Overview

Guidewire consultants are focused on the configuration and integration of a Guidewire product in a Customer environment. Guidewire consultants will collaborate with Customer staff to ensure that a reliable and maintainable solution is delivered. Guidewire consultants will collaborate as necessary to ensure that non-Guidewire applications interact properly with the Guidewire product.

Guidewire consultants do not play the primary project management role in customer projects. Instead, they focus on the Guidewire product and assist the customer team to successfully complete the project. In addition to the dedicated consulting team, Guidewire also provides specialized consultants in various areas, including program management, integration architecture, conversion, infrastructure, and education, as demanded by a specific project.

Guidewire consultants work with the Guidewire Implementation Methodology, which includes the following project phases:

•	Project Inception

•	Design, Configuration, and Integration

•	Integration Testing

•	Acceptance Testing

•	Pilot (optional consultant involvement)

•	Deployment (optional consultant involvement)

The project can be delivered using the preferred Guidewire Agile Development approach or the traditional Waterfall Development approach.

1.1 Team Structure

A Guidewire team generally consists of at least one functional and one technical consultant. At times there are additional functional and technical consultants assigned to a project. One functional consultant will be named the Guidewire Project Manager and one technical consultant will be named the Guidewire Technical Lead.

The Guidewire Project Manager is responsible for all Guidewire recommendations and decisions related to the project, considering input from Guidewire team members, customer team members, and other Guidewire colleagues as appropriate. The Guidewire Project Manager reports to a Program Manager who is responsible for several Guidewire projects. Guidewire technical consultants report to a Principal Integration Architect who is responsible for the technical aspects of several Guidewire projects.

At times the Program Manager and the Principal Integration Architect may be assigned to the project for several days a month, as approved by the customer. In addition, specialized consultants in areas such as infrastructure or conversion may also be assigned to the project on a part-time or full-time basis. The Preliminary Consulting Estimate includes a suggested budget for these consultants, which may be refined during the Project Inception phase. Program Managers, Principal Integration Architects, and specialized consultants are only assigned as agreed upon by the customer and Guidewire.

The dedicated Guidewire team generally works on the customer site for a majority of their days on a project and works at a Guidewire location or a home office on the remaining days.

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1.2 Levels and Titles

Guidewire consultants are classified into five levels that represent Guidewire and industry experience. Descriptions of these levels including general qualifications are included below. For each level, there is a corresponding set of job titles. Note that job titles are generally used in day-to-day operations; levels are generally used only for determining rates.

All Guidewire consultants are certified on the applicable Guidewire product or products.

1.1 Executive

The Executive level is reserved for Guidewire executives. Guidewire executives will only be assigned to a project as agreed upon by the customer.

Corresponding titles: Vice President.

1.2 Managing Consultant

A Managing Consultant is responsible for multiple Guidewire projects. All individuals assigned to a Guidewire project report directly to a Managing Consultant. Managing Consultants include Program Managers who oversee all administrative and functional project needs and Principal Integration Architects who oversee all infrastructure and integration project needs. Managing Consultants have at least ten years’ professional experience and a minimum of five years’ experience in software implementations. Managing Consultants also have significant experience implementing Guidewire products. Managing Consultants are typically assigned to projects on a part-time basis ranging from one to ten days per month.

Corresponding titles: Program Manager, Principal Integration Architect.

1.3 Principal Consultant

Principal Consultants have at least eight years’ professional experience and a minimum of four years’ experience in software implementations. Principal Consultants typically play leadership roles on project teams, often as Project Manager or Technical Lead, and also possess the skills to provide individual contributions. Consultants appointed as Project Managers have extensive project management experience, while consultants appointed as Technical Leads have extensive experience in software application integration.

Corresponding titles: Senior Project Manager, Senior Integration Architect, Senior Infrastructure Architect, Senior Education Consultant, Conversion Specialist.

1.4 Senior Consultant

Senior Consultants have at least five years’ professional experience and a minimum of three years’ experience in software implementations. Senior Consultants have the skills and experience necessary to play leadership roles such as Project Manager or Technical Lead, but may work as hands-on contributors. Senior Consultants play leadership roles on individual aspects of a project if not the entire project.

Corresponding titles: Project Manager, Integration Architect, Education Consultant.

1.5 Consultant

Consultants have at least three years’ professional experience, with prior experience in software implementations. Consultants have the skills and training necessary to play major roles in a Guidewire project, either in hands-on system configuration or technical integration. Consultants can play leadership roles on individual aspects of a project, and will train and mentor customer team members during the course of the project.

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Corresponding titles: Senior Functional Consultant, Senior Technical Integration Consultant.

2. Guidewire Fees and Expenses

2.1 Rate Structure

Guidewire invoices customers based on a professional day. Hours within the professional day (up to forty hours per typical five-day week) are billed to the customer, while hours exceeding the professional day are categorized as non-billable. Guidewire invoices are based on the daily rates listed below.

For a period of one year from the Effective Date, the Consulting Services defined in the Statement of Work will be provided at the following rate structure:

Level	Daily rate

Executive	$3,000

Managing Consultant	$2,400

Principal Consultant	$2,000

Senior Consultant	$1,700

Consultant	$1,400

2.1 Review and Promotions

All Guidewire consultants are reviewed at least once annually, in April or October. On review, a consultant’s title and level may be adjusted if appropriate. In these cases, the daily rate billed to Customer may increase.

2.2 Budgeted and Actual Fees

Individual Statements of Work may include estimates of the timeframe and effort required to complete the work specified in that Statement of Work. These estimates represent our understanding of the planned project scope and the costs associated with that scope. Estimates are intended only as a guide for budget planning and scheduling. Consulting Services are provided on a time and materials basis: Customer shall pay Guidewire for all of the time spent performing such Consulting Services, plus materials, taxes, and expenses. Invoices will be based on actual effort and actual rates as described above.

2.3 Expenses. Customer will reimburse Guidewire for reasonable expenses incurred by one of the following methods:

[Option 1] Guidewire will invoice, and Customer will pay, a flat rate of $315 per day for expenses. This rate will be applied to all full or partial professional days spent providing Consulting Services by any consultant, whether working at the Customer site or working remotely. This applies to all consultants engaged on the project, even in the case where Guidewire elects not to invoice Customer for their time. Guidewire may increase the flat rate on an annual basis, provided such annual increases do not exceed the greater of five percent or the corresponding percentage increase in US CPI.

[Option 2] Guidewire will invoice, and Customer will pay, all actual expenses incurred in the course of providing the Consulting Services, including but not limited to travel, lodging, meals, and telecommunications. These expenses may be incurred either in the course of working at the Customer site or while working remotely. This applies to all expenses incurred by consultants engaged on the project, even in the case where Guidewire elects not to invoice Customer for their time. In order to minimize our costs,

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Guidewire will provide Customer a summary of the out of pocket expenses incurred by each member of the project team with the monthly invoice. This summary will provide information about each category of expense (e.g. hotel, air, per diem other, etc), but Guidewire will not provide actual receipts and copies of the expense reports.

2.4 Long-Term Assignments

The United States Internal Revenue Code defines a Long-Term Assignment (“LTA”) as one in which a single person expects to work in a single tax location for a period exceeding twelve months. Slightly different definitions apply for people working close to their home location, supervisors, or part-time consultants. During an LTA, reimbursed business expenses are treated as taxable compensation. In order to keep LTAs cash-neutral for employees, Guidewire “grosses up” expense reimbursements so that, after taxes, the employee’s net reimbursement balances his expenses.

As a matter of policy, in order to minimize costs for customers, Guidewire assigns individual consultants to a single project or tax location for no more than eleven months. If Customer prefers to keep a given consultant on a project for longer than twelve months, or on any other schedule that creates an LTA, Guidewire will invoice Customer for 160% of that consultant’s expenses, and Customer agrees to pay the invoiced amount. Any LTAs must be approved in writing by Customer.

2.5 Reporting Vendor Services

The licensed Guidewire product may include a component that was developed by a third-party reporting solution vendor. If Customer desires services from the reporting solution vendor for training or custom report development, they will incur a daily rate of $1,500 to $2,000 per day. If applicable, a preliminary estimate for reporting vendor services is included in the Preliminary Consulting Estimate. This estimate may be refined in the Project Delivery Estimate.

Guidewire will engage the reporting vendor as necessary during the project.

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